Exhibit 23.1

                           Goldstein Golub Kessler LLP

            Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Chardan China Acquisition Corp.

We hereby consent to the use in Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-124709) of our report, dated March 10, 2005, except for Notes 4 and 5, as to which the date is June 16, 2005, on the financial statements of Chardan China Acquisition Corp. as of December 31, 2004 and 2003, and for the period from December 5, 2003 (inception) to December 31, 2004, the year ended December 31, 2004, and the period from December 5, 2003 (inception) to December 31, 2003, which appear in such Registration Statement. We also consent to the reference to our Firm under the caption "Experts" in such Registration Statement.


/S/ Goldstein Golub Kessler LLP

Goldstein Golub Kessler LLP
New York, New York

July 1, 2005


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